Exhibit 99.2

Other Information Concerning United Industries Corporation

Historical Financial Information

The following table outlines the financial results of United Industries and Nu-Gro, as adjusted, for fiscal years 2001, 2002 and 2003, as well as estimated and historical six months and last twelve months (LTM) 6/30/04 results.  United historical financial results exclude the financial results of Nu-Gro.  The Company’s fiscal year end coincides with the calendar year end.

($ in Millions)

	Historical			6 Months Ended June 30,		LTM
	2001	2002	2003	2003	2004E	6/30/2004E

United Net Sales(1)	$273.3	$556.5	$536.1	$384.8	$389.5	$540.8
Nu-Gro Net Sales(2)	126.8	127.9	158.6	111.6	100.9	147.9

United Gross Profit	$132.8	$197.8	$208.2	$152.5	$150.5	$206.3
Nu-Gro Gross Profit	30.4	33.9	40.1	27.6	23.7	36.2

United Operating Income	$44.8	$71.6	$71.4	$75.4	$67.3	$63.3
Nu-Gro Operating Income	11.3	14.2	16.2	14.5	12.8	14.5

United Adjusted EBITDA	$58.2	$83.3	$86.8	$82.5	$79.1	$83.4
Nu-Gro Adjusted EBITDA	14.6	18.4	20.2	16.5	14.9	18.6
Nu-Gro Cost Savings(3)	0.0	0.0	0.0	0.0	4.4	4.4

United Capital Expenditures	$7.9	$10.5	$11.7	$3.4	$7.6	$15.9
Nu-Gro Capital Expenditures	13.5	2.8	2.9	0.9	1.5	3.5

(1)          United historical financial results in 2002 are pro forma for the Schultz and WPC Brands acquisitions.

(2)          Nu-Gro historical financial results in 2003 are pro forma for the Greenleaf acquisition.

(3)          Annualized benefit of implemented cost savings initiatives not yet realized.

The following table presents a reconciliation of adjusted EBITDA, as presented in the table above, to operating income:

($ in Millions)

	Historical			Six Months Ended June 30,		Pro Forma
	2001	2002	2003	2003	2004E	6/30/2004E

United Adjusted EBITDA	$58.2	$83.3	$86.8	$82.5	$79.1	$83.4
Rationalization charges	8.5	—	—	—	—	—
Inventory write-up	—	—	1.2	1.2	—	—
EBITDA	49.7	83.3	85.6	81.3	79.1	83.4
Depreciation and amortization	4.9	11.7	14.2	5.9	11.8	20.1
Operating income	$44.8	$71.6	$71.4	$75.4	$67.3	$63.3

Nu-Gro Adjusted EBITDA	$14.6	$18.4	$20.2	$16.5	$14.9	$18.6
Depreciation and amortization	3.3	4.2	4.0	2.0	2.1	4.1
Operating income	$11.3	$14.2	$16.2	$14.5	$12.8	$14.5

UNITED (excluding Nu-Gro)

Six Months Ended June 30, 2004 Pro Forma Compared to Six Months Ended June 30, 2003 Pro Forma

Net Sales.  Net sales represent gross sales less any applicable customer discounts from list price, customer returns and promotion expense through cooperative programs with retailers.  Net sales increased $4.7 million, or 1.2%, to $389.5 million for the six months ended June 30, 2004 from $384.8 million for the six months ended June 30,

2003.  The increase, primarily related to United’s Household segment, was due mainly to stronger sales of certain indoor insecticide and outdoor insecticide and repellent products compared to 2003.  The increase was also due to higher sales of various lawn & garden products which were partially offset by a decrease in sales of certain herbicide products at one key retailer and declines in the Contract segment related to the cessation of non-core product sales.

Net sales in the Lawn & Garden segment decreased $4.2 million, or 1.5%, to $281.3 million for the six months ended June 30, 2004 from $285.5 million for the six months ended June 30, 2003.  Net sales of certain lawn & garden products were higher than in 2003 but were offset by a decline in sales of certain herbicides at one key retailer.  Net sales in the Household segment increased $14.4 million, or 15.7%, to $106.0 million for the six months ended June 30, 2004 from $91.6 million for the six months ended June 30, 2003.  Net sales of this segment increased due to higher sales of indoor insecticide and outdoor insect repellent products.  Net sales in the Contract segment decreased $5.5 million to $2.2 million for the six months ended June 30, 2004 from $7.7 million for the six months ended June 30, 2003.  Net sales of this segment decreased primarily due to the cessation of non-core product sales described above.

Gross Profit and SG&A.  Gross profit as a percentage of sales decreased slightly to 38.6% for the six months ended June 30, 2004 from 39.6% for the six months ended June 30, 2003 due primarily to unfavorable costs of granular urea used to produce fertilizer and an increase in freight costs. This decrease was partially offset by United’s ability to achieve operational efficiencies from the strategic transactions consummated in 2002 and the discontinuation of non-core product sales which had lower margins than United’s other products.

SG&A expenses increased slightly as a percentage of net sales to 21.4% for the six months ended June 30, 2004 from 20.7% for the six months ended June 30, 2003.  This increase was primarily due to an increase in depreciation of capitalized ERP costs and costs associated with certain distribution activities, partially offset by a decline in sales costs related to various sales activities.

EBITDA.  As a result of the factors described above, EBITDA decreased $3.4 million, or 4.1%, to $79.1 million for the six months ended June 30, 2004 from adjusted EBITDA of $82.5 million for the six months ended June 30, 2003.  EBITDA margin decreased slightly from 21.5% to 20.3%.

2003 Compared to 2002 Pro Forma

Net Sales.  Net sales decreased $20.4 million, or 3.7%, to $536.1 million for the year ended December 31, 2003 from $556.5 million for the year ended December 31, 2002. The decrease resulted from an especially wet and cool first half of 2003, as retailers maintained lower inventory levels and experienced weakened sales of certain lawn & garden products.  Also contributing to the sales decline was a decline in charcoal sales related to United’s cessation of charcoal distribution, the sale of certain non-core product lines acquired in the WPC Brands acquisition and an increase in promotional expenses (which are recorded as an offset to revenue).  Sales of discontinued non-core product lines were $5.7 million in 2003, compared to $32.8 million in 2002.

Net sales in the Lawn & Garden segment decreased slightly to $393.3 million for the year ended December 31, 2003 from $395.6 million for the pro forma year ended December 31, 2002. Net sales gains were limited by retailers maintaining lower inventory levels and lower sales of certain other products in the Lawn & Garden segment resulting from cooler and wetter weather conditions the first half of 2003 compared to 2002. Net sales in the Household segment increased $7.9 million, to $132.3 million for the year ended December 31, 2003 from $124.4 million for the pro forma year ended December 31, 2002. Net sales of this segment increased primarily due to higher repellent sales, partially offset by a decline in sales of certain insecticide products. Net sales in the Contract segment decreased $25.6 million, to $10.6 million for the year ended December 31, 2003 from $36.2 million for the year ended December 31, 2002. Net sales of this segment decreased due to the decline in and cessation of charcoal sales.

Gross Profit and SG&A.  Gross profit as a percentage of sales increased from 35.5% to 39.0% due to: (i) favorable fertilizer manufacturing costs reductions related to the purchase of certain fertilizer production assets in October 2002, (ii) increased sales of higher margin products in the Lawn & Garden and Household segments and

(iii) United’s ability to achieve operational efficiencies from the strategic transactions consummated in 2002.  Also contributing to the margin expansion was the discontinuation of charcoal distribution and the sale of non-core product lines which had lower margins than the Lawn & Garden and Household segments. The improvement in margin was partially offset by unfavorable costs of granular urea used to produce fertilizer.

SG&A expenses increased as a percentage of sales to 22.8% in 2003 compared to 20.6% for pro forma 2002. This increase was primarily due to increased media and advertising spending and additional non-manufacturing costs associated with fertilizer being produced internally rather than being purchased.  Throughout most of 2002, United purchased fertilizer from a third party and recorded the purchases in costs of goods sold, whereas subsequent to its purchase of certain fertilizer production assets, much of these costs became non-manufacturing costs within SG&A expense.

EBITDA.  As a result of the factors described above, EBITDA increased by 4.2% from $83.3 million in 2002 to $86.8 million in 2003.  EBITDA margin increased from 15.0% to 16.2%.

2002 Pro Forma Compared to 2001

Net Sales.  Net sales increased $283.2 million, or 103.6%, to $556.5 million on a pro forma basis as if the Schultz merger and WPC Brands acquisition had occurred at the beginning of 2002, from $273.3 million for the year ended December 31, 2001. The increase, primarily in the Lawn & Garden segment, as well as the change in sales mix by segment, was due mainly to expanded product lines resulting from the acquisition of various fertilizer brands and the merger with Schultz in May 2002, coupled with an increase in sales of specific product lines described further below. This increase was partially offset by an increase in promotion expense and retailers maintaining lower inventory levels.

Net sales in the Lawn & Garden segment increased $226.3 million, or 133.7%, to $395.6 million for the pro forma year ended December 31, 2002 from $169.3 million for the year ended December 31, 2001. Net sales of this segment increased as a result of the acquisition of various fertilizer brands and the merger with Schultz. These increases were partially offset by lower sales volume of various other products in the Lawn & Garden segment. Net sales in the Household segment increased $23.2 million or 22.9%, to $124.4 million for the pro forma year ended December 31, 2002 from $101.2 million for the year ended December 31, 2001. Net sales of this segment increased primarily due to increases in sales of repellents and insecticides and in private label products.  Net sales in the Contract segment increased $33.3 million to $36.2 million for the pro forma year ended December 31, 2002 from $2.9 million for the year ended December 31, 2001. Net sales of this segment increased primarily due to the merger with Schultz.

Gross Profit and SG&A.  Gross profit as a percentage of sales decreased, as expected, from 48.6% in 2001 to 35.5% in 2002, primarily due to the effect of the fertilizer and Schultz volume in 2002.  In 2002, the United base business had a gross margin of approximately 43%, whereas the fertilizer brands and Schultz business had gross margins of approximately 19% and 25%, respectively. The different margins are due to product mix, as fertilizers and premium growing media carry lower margins than control products.

SG&A expenses decreased as a percentage of sales to 20.6% for pro forma 2002 compared to 27.3% in 2001.  The decrease was primarily due to the additional sales gained from the Pursell and Schultz transactions, with a lesser corresponding increase in SG&A.

EBITDA.  As a result of the drivers mentioned above, EBITDA increased by 43.1% from $58.2 million in 2001 to $83.3 million in 2002. However, the EBITDA margin decreased from 21.3% to 15.0% as a result of the shift in product mix toward fertilizer and Schultz products, which generally carry lower margins than control products. In 2002, the United base business had an EBITDA margin of approximately 19%, whereas the fertilizer brands and Schultz business had EBITDA margins of approximately 7% and 1%, respectively.

NU-GRO

Six Months Ended June 30, 2004 Compared to Six Months Ended June 30, 2003 (including Greenleaf and converted to US$ at the average period FX rate)

Net Sales.  Net sales decreased $10.7 million, or 9.6%, to $100.9 million for the six months ended June 30, 2004 from $111.6 million for the six months ended June 30, 2003.  The sales decrease resulted primarily from lower sales in the Professional Products segment and a decrease in the Fertilizer Technology segment, these declines were partially offset by a net increase in the Consumer Products segment, especially from companies acquired during the period.

Net sales in the Consumer Products segment increased $5.5 million, or 10.1%, to $60.0 million for the six months ended June 30, 2004 from $54.5 million for the six months ended June 30, 2003.  Net sales increased primarily as a result of an increase in various grass seed products of $1.5 million and higher sales in other products of $1.5 million.  This increase was partially offset by a net decline in pesticide sales of $1.1 million.

Net sales in the Professional Products segment decreased $4.6 million, or 26.6%, to $12.7 million for the six months ended June 30, 2004 from $17.3 million for the six months ended June 30, 2003.  Net sales of this segment decreased in part to a decrease in sales of certain professional ice melt products of $1.5 million.

Net sales in the Fertilizer Technology segment declined to $28.2 million for the six months ended June 30, 2004 from $39.8 million for the six months ended June 30, 2003.  Net sales of this segment decreased due to a significant fluctuation in the US exchange rate and lower sales of Nutralene product.

Gross Profit and Sales, Administration and Marketing Expense.  Gross profit as a percentage of sales decreased slightly to 23.5% for the six months ended June 30, 2004 from 24.8% for the six months ended June 30, 2003 due primarily to sales mix, driven by higher sales of certain products with lower margins, an increase in freight costs and an increase in certain raw materials without a corresponding increase in prices charged to customers.  The margin decline was partially offset by an increase in sales of various higher margin products.

Sales, administration and marketing expense decreased $2.5 million, or 19.2%, to $10.5 million for the six months ended June 30, 2004 from $13.0 million for the six months ended June 30, 2003, primarily due to decreased sales and distribution costs.  As a percentage of net sales, these costs decreased to 10.4% for the six months ended June 30, 2004 from 11.7% for the six months ended June 30, 2003, primarily due to the factors previously described.

EBITDA.  As a result of the factors described above, EBITDA decreased $1.6 million, or 9.7%, to $14.9 million for the six months ended June 30, 2004 from $16.5 million for the six months ended June 30, 2003.

Pro Forma Twelve Months Ended December 31, 2003 Compared to Fiscal Year Ended September 30, 2002

Net Sales.  Net sales increased $30.7 million on a pro forma basis, or 24.0%, to $158.6 million for the twelve months ended December 31, 2003 compared to $127.9 million for the fiscal year ended September 30, 2002.  (These 2003 pro forma results reflect the full year contribution of Greenleaf Products, Inc., which was acquired by Nu-Gro on November 3, 2003.)  The sales increase resulted primarily from a net increase in the Consumer Products segment, especially from companies acquired during the period, higher sales in the Professional Products segment of $1.9 million and a slight decrease in the Fertilizer Technology segment of $0.8 million.

Pro forma net sales in the Consumer Products segment increased $29.8 million, or 62.6%, to $77.4 million for the twelve months ended December 31, 2003 from $47.6 million for the fiscal year ended September 30, 2002.  Pro forma net sales increased primarily as a result of the Plant Products acquisition in October 2002, which contributed $4.0 million to the increase in net sales, the Pickseed acquisition in July 2002, which contributed $3.2 million to the increase in net sales, an increase in various pesticide products of $2.1 million and higher sales in other products of $2.1 million.  This increase was partially offset by higher sales discounts and rebates of $1.4 million and a net decline in fertilizer sales of $0.8 million.  The Greenleaf acquisition would have contributed pro forma net sales of approximately $20 million, if the acquisition had been completed as of January 1, 2003.

Pro forma net sales in the Professional Products segment increased $1.9 million, or 7.6%, to $27.6 million for the twelve months ended December 31, 2003 from $25.9 million for the year ended September 30, 2002.  Pro forma net sales of this segment increased primarily due to an increase in sales of certain professional insecticides of $1.8 million, an increase in ice melt products of $0.9 million and an increase in Diazinon sales of $0.8 million.

Pro forma net sales in the Fertilizer Technology segment declined slightly to $54.0 million for the twelve months ended December 31, 2003 from $54.7 million for the fiscal year ended September 30, 2002.  Pro forma net sales of this segment increased primarily due to higher sales of Polymer Sulfur Coated Urea, Nutralene and other products, offset by a decline in sales of IBDU, Sulphur Coated Urea and other urea products.

Gross Profit and Sales, Administration and Marketing Expense.  Pro forma gross profit as a percentage of sales dipped slightly from 26.5% for the fiscal year ended September 30, 2002 to 24.2% for the twelve months ended December 31, 2003 due primarily to sales mix, driven by higher sales of certain products with lower margins, an increase in various sales discounts and rebates and an increase in certain raw materials without a corresponding increase in prices charged to customers.  The margin decline was partially offset by an increase in sales of various higher margin products.

Pro forma sales, administration and marketing expense increased $3.0 million, or 19.7%, primarily due to higher sales expense and higher compensation expense.  However, pro forma sales, administration and marketing expense decreased as a percentage of sales to 11.5% for the twelve months ended December 31, 2003 from 11.8% for the fiscal year ended September 30, 2002, primarily due to net sales increasing at a greater rate than sales, administration and marketing expense.

EBITDA.  As a result of the factors described above, pro forma EBITDA increased by $1.8 million, or 9.8%, to $20.2 million for the twelve months ended December 31, 2003 from $18.4 million for the fiscal year ended September 30, 2002.

Year Ended September 30, 2002 Compared to Year Ended September 30, 2001

Net Sales.  Net sales increased $1.1 million, or nearly 1%, to $127.9 million for the year ended September 30, 2002 from $126.8 million for the year ended September 30, 2001.  The increase resulted primarily from a net increase in sales in the Consumer Products and Fertilizer Technology segments of $2.1 million, partially offset by a decline in the Professional Products segment of $1.0 million.

Net sales in the Consumer Products segment increased primarily due to the increase in sales of grass seed, due to the acquisition of a 70% equity interest in EroGreen Seeds in July 2001.  This increase was partially offset by a decline in sales of other product lines due to poor spring weather conditions which negatively impacted fertilizer sales.  Fertilizer sales were further adversely impacted due to elimination of several lower margin products.  Net sales in the Professional Products segment decreased primarily due to lower sales of ice melt products as a result of mild winter weather conditions.  Net sales in the Fertilizer Technology segment increased primarily due to higher sales volume, particularly in the sulphur coated urea line due to the withdrawal of a major U.S. competitor, partially offset by an average decrease in selling prices.

Gross Profit.  Gross profit as a percentage of sales increased from 24.0% for the year ended September 30, 2001 to 26.5% for the year ended September 30, 2002 due primarily to improved profits on certain products within the Consumer Products segment and an insurance recovery related to business interruption within the Fertilizer Technology segment.  The margin improvement was partially offset by lower sales volume within the Professional Products segment.

Sales, Administration and Marketing Expense.  Sales, administration and marketing expense decreased 3.8% on increased sales of nearly 1%.  Sales, administration and marketing expense decreased as a percentage of net sales to 11.8% for the year ended September 30, 2002 from 12.5% for the year ended September 30, 2001, primarily due to net sales increasing at a greater rate than sales, administration and marketing expense.

EBITDA.  As a result of the factors described above, EBITDA increased $3.8 million, or 26.0%, to $18.4 million for the year ended September 30, 2002 from $14.6 million for the year ended September 30, 2001.